Registration No. 333-

As filed with the Securities and Exchange Commission on June 26, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC INTERNET LIMITED

(Exact Name of Registrant as Specified in its Charter)
Singapore (State or Other Jurisdiction of Incorporation)		None (IRS Employer Identification No.)
89 Science Park Drive, #02-05/06 The Rutherford, Singapore Science Park, Singapore 118261 (65) 6872-0322 (Address of Principal Executive Offices)

Pacific Internet Limited 1999 Share Option Plan (Full Title of the Plan)
CT Corporation System 111 Eighth Avenue, 13th floor New York, NY 10011 (212) 894-8940 (Name, Address and Telephone Number of Agent for Service)		Copies to: Anthony Root, Esq. Milbank, Tweed, Hadley & McCloy LLP 3007 Alexandra House 16 Chater Road Central, Hong Kong (852) 2971-4888
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value S$2.00 per share	2,000,000 Shares	$7.655 (1)	$15,310,000	$1,238.58
  (1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Share was determined on the basis of the average of the high and low sale prices reported in the Nasdaq National Market on June 20, 2003.
EXPLANATORY NOTE

The 2,000,000 Ordinary Shares being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a registration statement (Commission File No. 333-11122) on Form S-8 was filed with the Securities and Exchange Commission (the "Commission" or the "SEC") on November 12, 1999. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I

Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b). Such documents are not filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II
Item 3. Incorporation of Documents by Reference
The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:
(a)	The Form S-8 (Commission File No. 333-11122) filed by the Registrant with the SEC on November 12, 1999.
(b)	The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2001.
(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Registrant's document referred to in (b) above.
(d)	All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and/or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
(e)	The description of the Ordinary Shares of the Registrant contained in the Registration Statement on Form F-1, and amendments thereto (Commission File No. 333-10356) initially filed by the Registrant under the Securities Act of 1933, as amended, with the SEC on May 13, 1999 and incorporated by reference into the Registration Statement on Form 8-A and amendments thereto (Commission File No. 000-29938) initially filed by the Registrant on November 24, 1998 under the Exchange Act.
Item 4. Description of Securities
Not applicable.
Item 5. Interest of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers

As permitted by the laws of Singapore, the Articles of Association provide that, subject to the Companies Act, the Registrant's directors and officers will be indemnified by the Registrant against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee of the Registrant and in which judgment is given in their favour or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by the Registrant against any liability which by law would otherwise attach to them in respect of any negligence, wilful default, breach of duty or breach of trust of which they may be guilty in relation to the Registrant.
The Registrant also maintains an insurance policy insuring its directors and officers against certain acts and omissions while acting in their official capacities.
Item 7. Exemption From Registration Claimed
Not applicable.
Item 8. List of Exhibits
3.1	Amended and Restated Memorandum and Articles of Incorporation of Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form F-1, as amended (Commission File No. 333-9654), filed under the Securities Act of 1933, as amended, with the Commission on November 23, 1998.)
5.1	Opinion of TSMP Law Corporation as to the legality of the Ordinary Shares registered hereby.
23.1	Consent of TSMP Law Corporation (contained in the opinion included as Exhibit 5.1).
23.2	Consent of Ernst & Young.
24	Powers of Attorney (included on signature pages).
Item 9. Undertakings
Incorporated by reference to the Form S-8 (Commission File No. 333-11122) filed by the Registrant with the SEC on November 12, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Pacific Internet Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Singapore on June 26, 2003.
PACIFIC INTERNET LIMITED By: /s/ Tan Tong Hai Name: Tan Tong Hai Title: President and Chief Executive Officer
POWER OF ATTORNEY

We, the undersigned directors and officers of Pacific Internet Limited, do hereby constitute and appoint Messrs. Ko Kheng Hwa and Tan Tong Hai, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalfs in the capacities indicated below that Messrs. Ko Kheng Hwa and Tan Tong Hai, or any one of them, may deem necessary or advisable to enable Pacific Internet Limited, to comply with the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us or any of us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and thereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm all that Messrs. Ko Kheng Hwa and Tan Tong Hai, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Ko Kheng Hwa Ko Kheng Hwa	Chairman of the Board of Directors, Pacific Internet Limited	June 20, 2003
/s/ Low Sin Leng Low Sin Leng	Deputy Chairman of the Board of Directors, Pacific Internet Limited	June 20, 2003
/s/ Tan Tong Hai Tan Tong Hai	President, Chief Executive Officer and Director, Pacific Internet Limited	June 20, 2003
/s/ Phua Chin Chor Phua Chin Chor	Director, Pacific Internet Limited	June 20, 2003
/s/ Tsao Yuan Mrs. Lee Soo Ann Tsao Yuan Mrs. Lee Soo Ann	Director, Pacific Internet Limited	June 20, 2003
/s/ Chong Phit Lian Chong Phit Lian	Director, Pacific Internet Limited	June 20, 2003
/s/ Low Tan Ling @ Gracy Seow Low Tan Ling @ Gracy Seow	Director, Pacific Internet Limited	June 20, 2003
/s/ Yeo Wee Kiong Yeo Wee Kiong	Director, Pacific Internet Limited	June 20, 2003
/s/ Wee Thiam Kim Lawrence Wee Thiam Kim Lawrence	Director, Pacific Internet Limited	June 20, 2003
SIGNATURE OF AUTHORIZED REPRESENTATIVE OF PACIFIC INTERNET LIMITED
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pacific Internet Limited has signed the Registration Statement.
PUGLISI & ASSOCIATES By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director
EXHIBIT INDEX
Exhibit No.	Document
3.1	Amended and Restated Memorandum and Articles of Incorporation of Registrant. (Incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form F-1, as amended (Commission File No. 333-9654), filed with the SEC on November 23, 1998.)
5.1*	Opinion of TSMP Law Corporation.
23.1*	Consent of TSMP Law Corporation (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young.
24*	Powers of Attorney (included in the Signature Page).
* Filed herewith.

Exhibit 5.1

TSMP LAW CORPORATION

(Incorporated with limited liability)	6 Battery Road, #33-01, Singapore 049909 Telephone: (065) 6534 4877 * Facsimile :(065) 6534 4822
Our Reference : SYT/2003-0042 Your Reference :	Writer's Direct No:6216 9494
Pacific Internet Limited 89 Science Park Drive #02-05/06 The Rutherford Singapore Science Park Singapore 118261
Singapore, June 26, 2003
Dear Sirs REGISTRATION STATEMENT ON FORM S-8
ISSUANCE OF ORDINARY SHARES
  We refer to the Registration Statement on Form S-8 (the "Registration Statement") of Pacific Internet Limited, a public limited company incorporated in the Republic of Singapore (the "Company"), filed with the Securities and Exchange Commission (the "Commission") today for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), a maximum of 2,000,000 ordinary shares, par value S$2.00 per share, of the Company (the "Shares"). The Shares are to be issued upon the exercise of options (the "Options") granted under the Pacific Internet Limited 1999 Share Option Plan (the "Plan").

  We are acting as special counsel for the Company in connection with its Registration Statement.

  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of officers and representatives of the Company and other documents as we have deemed it necessary or appropriate to review as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established, relied upon the representations set forth in certificates of public officials and officers of the Company and other appropriate persons and statements of the Company contained in the Registration Statement.

  Based upon and subject to the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that upon the necessary corporate authorization being obtained, and the grant of Options by the Administrative Committee (as defined in the Plan) in accordance with the Plan, the issuance of the Shares to be issued by the Company pursuant to the terms and provisions of the Plan will have been duly authorized, and the Shares when issued pursuant to and in accordance with the terms and provisions of the Plan, will be legally issued and fully paid and non-assessable (meaning that the holders of the Shares will not be liable to pay any further amounts to the Company in respect of such Shares).

  The foregoing opinions are limited to the laws of the Republic of Singapore, and we do not express any opinion as to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours faithfully
per pro. TSMP LAW CORPORATION

/s/ Stefanie Yuen Thio Stefanie Yuen Thio, Executive Director
Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Share Option Plan of Pacific Internet Limited, of our report dated April 11, 2002, with respect to the consolidated financial statements of Pacific Internet Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
ERNST & YOUNG Singapore June 26, 2003